Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
OPAL FUELS INC.

1. Name. The name of the Corporation is OPAL Fuels Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,120,000,000 shares, consisting of: (i) 820,000,000 shares of common stock, divided into (a) 340,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”); (b) 160,000,000 shares of Class B common stock, with the par value of $0.0001 per share (the “Class B Common Stock”); (c) 160,000,000 shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock”); and (d) 160,000,000 shares of Class D common stock, with the par value of $0.0001 per share (the “Class D Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”); and (ii) 300,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any series of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding), in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class or series will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus:

(i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement, (B) the conversion of all outstanding shares of Class C Common Stock (including the amount of shares of Class C Common Stock issuable in connection with the exchange of all outstanding shares of Class D Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement) pursuant to this Certificate of Incorporation and (C) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock;

(ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with (A) the conversion of all outstanding shares of Class D Common Stock pursuant to this Certificate of Incorporation and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class B Common Stock;

(iii) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class D Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class C Common Stock; and

(iv) in the case of Class D Common Stock, the number of shares of Class D Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class D Common Stock.

5. Classes of Shares. The designations and the powers, privileges, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

5.1 Common Stock.

(i) Voting Rights.

(1) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, each holder of Class C Common Stock will be entitled to five votes for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class D Common Stock will be entitled to five votes for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each series of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or under the General Corporation Law.

(2) (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock, the Class C Common Stock and the Class D Common Stock, (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, the Class C Common Stock and the Class D Common Stock, (c) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, the Class B Common Stock and the Class D Common Stock and (d) the holders of the outstanding shares of Class D Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination constitutes a “Termination Transaction” permitted by Section 3.07 of the Operating Agreement.

(3) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(1) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock and the Class C Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A Common Stock and the shares of Class C Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2) Except as provided in Section 5.1 (h)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock or on shares of Class D Common Stock.

(3) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A LLC Units. Stock dividends with respect to each series of Common Stock may only be paid with shares of stock of the same series of Common Stock.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock and Class C Common Stock will be entitled to receive, paripassu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock and Class C Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock and Class C Common Stock, which shall be treated a single class solely for the purposes of this Section 5.1 (iii). Without limiting the rights of (1) the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up) and (2) the holders of Class D Common Stock to exchange their shares of Class D Common Stock, together with the corresponding Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class C Common Stock in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class C Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock and Class D Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock.

(i) The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware (a “Certificate of Designation”), to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock of any such series.

(ii) Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

6. Class B Common Stock, Class C Common Stock and Class D Common Stock.

6.1 Cancellation of Class B Common Stock and Class D Common Stock. No holder of Class B Common Stock or Class D Common Stock may transfer shares of Class B Common Stock or Class D Common Stock, respectively, to any person unless such holder transfers a corresponding number of Class B LLC Units to the same person in accordance with the provisions of the Operating Agreement. If any outstanding share of Class B Common Stock or Class D Common Stock ceases to be held by a holder of the corresponding Class B LLC Unit, such share of Class B Common Stock or Class D Common Stock, respectively, shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class D Common Stock, respectively, be transferred to the Corporation for no consideration and cancelled.

6.2 Reservation of Shares of Class A Common Stock. Class B Common Stock and Class C Common Stock.

(i) The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, (i) solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class B Common Stock and Class B LLC Units pursuant to the Operating Agreement and (ii) solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class C Common Stock (including all shares of Class C Common Stock issuable upon the exchange of Paired Interests which consist of Class D Common Stock and Class B LLC Units pursuant to the Operating Agreement) into shares of Class A Common Stock pursuant to this Certificate of Incorporation, the number of shares of Class A Common Stock that are issuable upon such conversion. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests or conversion of such shares of Class C Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

(ii) The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class B Common Stock, solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class D Common Stock into shares of Class B Common Stock pursuant to this Certificate of Incorporation, the number of shares of Class B Common Stock that are issuable upon such conversion. The Corporation covenants that all the shares of Class B Common Stock that are issued upon the conversion of such shares of Class D Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

(iii) The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class C Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests which consist of Class D Common Stock and Class B LLC Units, the number of shares of Class C Common Stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class D Common Stock and Class B LLC Units, pursuant to the Operating Agreement. The Corporation covenants that all the shares of Class C Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

6.3 Taxes.

(i) The issuance of shares of Class A Common Stock or Class C Common Stock, as the case may be, upon the exercise by holders of Class B LLC Units of their right under the Operating Agreement to exchange Paired Interests for shares of Class A Common Stock or Class C Common Stock, as the case may be, will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock or Class C Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(ii) The issuance of shares of Class A Common Stock or Class B Common Stock, as the case may be, upon the conversion of the shares of Class C Common Stock or Class D Common Stock, as the case maybe, in accordance with the terms of this Certificate of Incorporation will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock or Class B Common Stock are to be issued in a name other than that of the then record holder of the Class A Common Stock or Class B Common Stock, as the case may be, being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

6.4 Subscription Rights. To the extent Class B LLC Units are issued pursuant to the Operating Agreement to (i) any Qualified Stockholder, such Qualified Stockholder shall have the right to subscribe for an equivalent number of shares of Class D Common Stock (subject to adjustment as set forth herein) in exchange for a payment in cash equal to the aggregate par value of such shares of Class D Common Stock or (ii) any stockholder of the Corporation other than a Qualified Stockholder, such stockholder shall have the right to subscribe for an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) in exchange for a payment in cash equal to the aggregate par value of such shares of Class B Common Stock.

6.5 Voluntary Conversion of Class C Common Stock and Class D Common Stock. Each share of Class C Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation, and each share of Class D Common Stock shall be convertible into one share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the Corporation; provided that, for the avoidance of doubt, any such holder of shares of Class C Common Stock or Class D Common Stock may in such written notice to the Corporation specify that such conversion into shares of Class A Common Stock or Class B Common Stock, respectively, shall be contingent upon the consummation of one or more sale or other transfer transactions.

6.6 Automatic Conversion of Class C Common Stock and Class D Common Stock. Each share of Class C Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock and each share of Class D Common Stock shall automatically, without any further action, convert into one share of Class B Common Stock, in each case, upon a Transfer, other than a Transfer to a Qualified Stockholder.

6.7 Definitions. For purposes of this Section 6, references to:

(i) “Convertible Security” shall mean any evidences of indebtedness, shares or other securities, including restricted stock units, convertible into or exchangeable for shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, either directly or indirectly. For the avoidance of doubt, no share of Common Stock shall be deemed to be a Convertible Security.

(ii) “Effectiveness Date” shall mean the date of the filing of this Certificate of Incorporation.

(iii) “Immediate Family Member” shall mean, with respect to a Qualified Stockholder, a spouse, domestic partner, child, grandchild or other lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual, father, father-in-law, mother, mother-in-law, brother, step-brother, sister or step-sister.

(iv) “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock.

(v) “Permitted Entity” shall mean, with respect to a Qualified Stockholder, (i) any general partnership, limited partnership, limited liability company, corporation, trust or other entity under the Voting Control of, controlling or under common control with (a) such Qualified Stockholder and/or (b) any other Permitted Entity of such Qualified Stockholder, (ii) solely with respect to a Qualified Stockholder that is a venture capital, private equity or similar private investment fund, any general partner, managing member, officer or director of such Qualified Stockholder or an affiliated investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Qualified Stockholder or (iii) any other corporation, partnership, limited liability company or trust approved by the Board.

(vi) “Permitted Foundation” shall mean, with respect to a Qualified Stockholder, a trust, donor-advised fund or charitable organization or organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock and Class D Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.

(vii) “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, a “Roth IRA,” as defined in Section 408A(b) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that, in each case, such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock or Class D Common Stock held in such account, plan or trust.

(viii) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class C Common Stock or Class D Common Stock (i) by a Qualified Stockholder to (A) any Permitted Trust of such Qualified Stockholder, (B) any Permitted IRA of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder, (D) any Permitted Foundation of such Qualified Stockholder or (E) any Immediate Family Member of such Qualified Stockholder or (ii) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (A) such Qualified Stockholder or (B) any other Permitted Entity, Permitted Trust, Permitted IRA or Permitted Foundation of such Qualified Stockholder.

(ix) “Permitted Transferee” shall mean a transferee of shares of Class C Common Stock or Class D Common Stock received in a Permitted Transfer.

(x) “Permitted Trust” shall mean, with respect to a Qualified Stockholder, (i) a trust for the benefit of such Qualified Stockholder and for the benefit of such Qualified Stockholder and such Qualified Stockholder’s Immediate Family Members, a trust for the benefit of such Qualified Stockholder and/or persons other than such Qualified Stockholder so long as such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock and Class D Common Stock held by such trust to such Qualified Stockholder or (iii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Code or a reversionary interest so long as such Qualified Stockholder has Voting Control with respect to the shares of Class C Common Stock and Class D Common Stock held by such trust.

(xi) “Qualified Stockholder” shall mean (i) the record holder of a share of Class C Common Stock or Class D Common Stock as of the Effectiveness Date, (ii) each natural person who, prior to the Effectiveness Date, Transferred shares of capital stock of the Corporation to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder, (iii) each natural person who Transferred shares of, or equity awards for, Class C Common Stock or Class D Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class C Common Stock or Class D Common Stock) to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder, (v) a Permitted Transferee and (iv) any natural person or general partnership, limited partnership, limited liability company, corporation, trust or other entity which has Voting Control of a Qualified Stockholder.

(xii) “Transfer” of a share of Class C Common Stock or Class D Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class C Common Stock or Class D Common Stock to a broker or other nominee that results in a corresponding change in beneficial ownership (and excluding, for example, a transfer to a broker acting in capacity as an agent on behalf of a Qualified Stockholder and not as a principal), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 6.6:

(1) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(2) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class C Common Stock and Class D Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (B) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(3) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(4) the pledge of shares of Class C Common Stock or Class D Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(5) the fact that, as of the Effectiveness Date or at any time after the Effectiveness Date, the spouse of any holder of shares of Class C Common Stock or Class D Common Stock possesses or obtains an interest in such holder’s shares of Class C Common Stock or Class D Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class C Common Stock or Class D Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order); or

(6) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, that has been approved by the Board, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board.

A Transfer shall also be deemed to have occurred with respect to a share of Class C Common Stock or Class D Common Stock beneficially held by an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, as of the date that such entity is no longer a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation.

(xiii) “Voting Control” shall mean, with respect to a share of Class C Common Stock or Class D Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise. A Qualified Stockholder will be deemed to have Voting Control with respect to shares contributed to a donor-advised fund.

7. Board of Directors.

7.1 Number of Directors.

(i) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, initially be seven and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(ii) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (a) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Stock Directors pursuant to the provisions of any Certificate of Designation for such series of Preferred Stock; and (b) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

7.2 Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from a Director’s death, resignation, disqualification, or removal from office shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the authorized number of Directors shall shorten the term of any Director then in office.

7.3 Removal of Directors. Any Director may resign from office at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-laws. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or the Corporation’s acceptance of a resignation shall not be necessary to make it effective. Subject to any limitations imposed by applicable law and except for Preferred Stock Directors, any Director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. In case the Board or any one or more Directors should be so removed, any new Directors shall be elected pursuant to terms of Section 7.2.

8. Meetings of Stockholders.

8.1 Action by Written Consent. Subject to, with respect to the Preferred Stock, the terms of any series of Preferred Stock, (i) for so long as the holders of shares of Class C Common Stock and Class D Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class C Common Stock and Class D Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting.

8.2 Meetings of Stockholders.

(i) An annual meeting of stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Board shall determine in accordance with the By-laws.

(ii) Subject to any special rights of the holders of any series of Preferred Stock and the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the vice chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is hereby specifically denied. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(iii) Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

8.3 No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

9. Indemnification.

9.1 Limited Liability. No Director shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or hereafter may be amended to expand the scope of exculpation as permitted under the General Corporation Law. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 9.1, nor the adoption of any provision in this Certificate of Incorporation inconsistent with this Section 9.1, shall eliminate, reduce or otherwise adversely affect any limitation on personal liability of a Director existing at or prior to the time of such amendment, repeal or adoption.

9.2 Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall have the power to provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-law provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal or modification of this Section 9.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 9.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.4 Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the By-laws. Any adoption, alteration, amendment or repeal of the By-laws by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders of the Corporation shall also have power to adopt, alter, amend or repeal the By-laws.

11. Adoption Amendment or Repeal of Certificate of Incorporation. Subject to Article 1 the Corporation reserves the right to adopt, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

12. Forum for Adjudication of Disputes.

12.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

12.2 If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3 Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

12.4 Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Corporate Opportunity. To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except the doctrine of corporate opportunity shall apply with respect to any of the Directors or officers of the Corporation with respect to a corporate opportunity that was offered to, or presented to, or acquired or developed by such person solely in his or her capacity as a Director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) such Director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

15. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b) “Board” is defined in Section 5.1(ii)(1).

(c) “By-laws” is defined in Section 7.1(f).

(d) “Certificate of Designation” is defined in Section 5.2(a).

(e) “Class A Common Stock” is defined in Section 4.1.

(f) “Class A LLC Unit” means a unit of Opal Fuels LLC designated as a “Class A Unit” pursuant to the Operating Agreement.

(g) “Class B Common Stock” is defined in Section 4.1.

(h) “Class B LLC Unit” means a unit of Opal Fuels LLC designated as a “Class B Unit” pursuant to the Operating Agreement.

(i) “Class C Common Stock” is defined in Section 4.1.

(j) “Class D Common Stock” is defined in Section 4.1.

(k) “Common Stock” is defined in Section 4.1.

(l) “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(m) “Corporation” is defined in Section 1.

(n) “Directors” is defined in Section 7.1(i).

(o) “Enforcement Action” is defined in Section 12.2.

(p) “Foreign Action” is defined in Section 12.2.

(q) “General Corporation Law” means the General Corporation Law of the State of Delaware, as from time to time in effect.

(r) “Opal Fuels LLC” means Opal Fuels LLC, a Delaware limited liability company or any successor thereto.

(s) “Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Opal Fuels LLC, dated as of July 21, 2022, by and among the Corporation, the Post-Acquisition LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(t) “Paired Interest” means one Class B LLC Unit, together with one share of Class B Common Stock or one share of Class D Common Stock, as the case may be, subject to adjustment pursuant to Article XI of the Operating Agreement.

(u) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(v) “Post-Acquisition LLC Members” means those members of Opal Fuels LLC, as set forth in the Operating Agreement, as of the date thereof.

(w) “Preferred Stock” is defined in Section 4.1.

(x) “Preferred Stock Directors” is defined in Section 7.1(ii).

(y) “Stock Adjustment” is defined in Section 5.1(ii)(3).

16. Sole Incorporator. The name and mailing address of the sole incorporator of the Corporation are:

Sherie Hollinger
Kirkland & Ellis LLP
609 Main St
Houston, Texas 77002

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THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is its act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this 21st day of July, 2022.

KIRKLAND & ELLIS LLP

By:	/s/ Sherie Hollinger
Name:	Sherie Hollinger

[Signature Page to Certificate of Incorporation]